Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 20, 2025, with respect to the consolidated financial statements of Palladyne AI Corp., incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Salt Lake City, Utah

August 6, 2025